Exhibit 16.1




Securities and Exchange Commission
450 5th Street NW
Washington, D.C., 20549

Gentlemen:

We have read and agree with the representations in Item 4 of Form 8-K of China Artists Agency, Inc. dated June 24, 2005 relating to Malone & Bailey, PC. We have no basis to agree or disagree about the other statements.


Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
June 23, 2005